As filed with the Securities and Exchange Commission on November 3, 1994

                                                  Registration No. 33-____

=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                          --------------------------

                         CENTRAL ILLINOIS LIGHT COMPANY
            (Exact name of registrant as specified in its charter)

            Illinois                                     37-0211050
    (State of Incorporation)                          (I.R.S. Employer
                                                     Identification No.)
                              300 Liberty Street
                            Peoria, Illinois 61602
                                (309) 677-5168
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          --------------------------

                              THOMAS S. ROMANOWSKI
                                Vice President
                        Central Illinois Light Company
                              300 Liberty Street
                            Peoria, Illinois 61602
                                (309) 677-5003
    (Name and address, including zip code, and telephone number, including area code, of agent for service)

     It is respectfully requested that the Commission send copies of all notices, orders and communication to:

  JOHN H. BYINGTON, JR., Esq.                        PAUL C. KOSIN, Esq.
  Winthrop, Stimson, Putnam &                        Chapman and Cutler
            Roberts                                111 West Monroe Street
     One Battery Park Plaza                        Chicago, Illinois 60603
    New York, New York 10004                           (312) 845-3000
         (212) 858-1000

                          --------------------------

Approximate date of commencement of proposed sale to the public: When market conditions warrant after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                       CALCULATION OF REGISTRATION FEE
 =========================================================================
                                     Proposed      Proposed
                                     Maximum       Maximum      Amount
  Title of Each Class     Amount     Offering      Aggregate      of
  of Securities to be     to be       Price        Offering   Registration
      Registered        Registered   Per Unit<f*>  Price<f*>      Fee

 -------------------------------------------------------------------------
 First Mortgage Bonds.  $65,000,000   100%         $65,000,000   $22,414

 =========================================================================

- ------------------------
[FN]
<f*>  Estimated solely for the purpose of calculating the registration fee.

                          --------------------------

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                ----------------------------------------------

                SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1994

PROSPECTUS
- ----------



                                 $65,000,000


                        CENTRAL ILLINOIS LIGHT COMPANY

                             First Mortgage Bonds

                              -----------------

          Central Illinois Light Company (the "Company") intends to offer from time to time up to $65,000,000 aggregate principal amount of First Mortgage Bonds (the "New Bonds") in one or more series at prices and on terms to be determined when the agreement to sell is made or at the time of sale. For each issue of New Bonds for which this Prospectus is being delivered ("Offered Bonds"), there is an accompanying Prospectus Supplement or Prospectus Supplements (the "Prospectus Supplement") that sets forth the series designation, aggregate principal amount of the issue, purchase price, maturity, interest rate or rates (which may be either fixed or variable), and/or method of determination of such rate or rates, times of payment of interest, the place where the principal of and interest on the Offered Bonds will be payable, the denominations in which the Offered Bonds are authorized to be issued, whether the Offered Bonds are issued in registered form, in bearer form, or both, whether all or a portion of the Offered Bonds will be issued in global form, redemption terms, if any, and other special terms of the Offered Bonds.

                              ------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------


          The New Bonds may be sold directly by the Company or through agents designated from time to time or through underwriters or dealers or a group of underwriters. If any agents of the Company or any underwriters are involved in the sale of the Offered Bonds in respect of which this Prospectus is being delivered, the names of such agents or such underwriters, the initial price to the public, any applicable commissions or discounts and the proceeds to the Company with respect to such Offered Bonds are set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters or agents.

                              ------------------

              The date of this Prospectus is ________   , 1994.

                            AVAILABLE INFORMATION


          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"), including information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company.

          Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Information contained herein relating to The Depository Trust Company ("DTC") and the book-entry only system has been furnished by DTC.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission under the Exchange Act are incorporated by reference in this Prospectus:

1.   Annual Report on Form 10-K for the year ended December 31, 1993.

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

3.   Current Report on Form 8-K dated September 16, 1994.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the Exchange Act prior to the filing with the Commission of the Company's most recent Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Form 10-K.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for copies of such documents should be directed to John G. Sahn, Esq., Secretary, Central Illinois Light Company, 300 Liberty Street, Peoria, Illinois 61602, telephone number (309) 675-8822. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated herein by reference.

                                 THE COMPANY

          The Company, incorporated under the laws of Illinois in 1913 as a public utility, generates, transmits, distributes and sells electric energy, and purchases, distributes and sells natural gas in central and east central Illinois. The Company renders electric service in an area of approximately 3,700 square miles to 136 communities (including Peoria, Pekin, Lincoln and Morton) having an aggregate population of approximately 422,000. At
December 31, 1993, the Company had approximately 190,000 retail electric customers. Gas service is provided in an area of approximately 4,500 square miles to customers in 128 communities (including Peoria, Pekin, Lincoln and Springfield) having an aggregate population of approximately 452,000. At December 31, 1993, the Company had approximately 196,000 gas customers, including 668 industrial and commercial gas transportation customers that purchase gas directly from suppliers for transportation through the Company's system.

          The Company is a subsidiary of CILCORP Inc. which owns all of the outstanding common stock of the Company. The principal executive offices of the Company are located at 300 Liberty Street, Peoria, Illinois 61602, and the telephone number is (309) 677-5168.


                               USE OF PROCEEDS

          The Company is offering hereby a maximum of $65,000,000 aggregate principal amount of New Bonds. The net proceeds to be received from the sale of the Offered Bonds will be used to refund certain of the Company's previously issued first mortgage bonds and for other corporate purposes. The use of the proceeds derived from any particular series of Offered Bonds can be determined by reference to the related Prospectus Supplement.


                      RATIO OF EARNINGS TO FIXED CHARGES

                                        Twelve Months Ended
                                        -------------------

                                     December 31,
                                     ------------           June 30,
                                                              1994
                             1989  1990  1991 1992  1993  (Unaudited)
 Ratio of Earnings to Fixed  ----  ----  ---- ----  ----  -----------
 Charges . . . . . . . . .   3.71  3.55  3.74 3.12  3.20      3.36



                           DESCRIPTION OF NEW BONDS

          General. The New Bonds are to be issued under and secured by the Indenture of Mortgage and Deed of Trust, dated as of April 1, 1933, between Illinois Power Company and Bankers Trust Company, as Trustee, as amended and supplemented by various supplemental Indentures thereto and assumed by the Company and as to be further supplemented by one or more supplemental Indentures thereto relating to the New Bonds (the "Supplemental Indenture"), all of which are collectively referred to as the "Mortgage." The statements herein concerning the New Bonds and the Mortgage are an outline and do not purport to be complete. They make use of defined terms and are qualified in their entirety by express reference to the cited provisions of the Mortgage.

          Reference is made to the Prospectus Supplement for the following terms of the Offered Bonds (among others): (i) the designation, series and aggregate principal amount of the Offered Bonds; (ii) the percentage or percentages of their principal amount at which such Offered Bonds will be issued; (iii) the date or dates on which the Offered Bonds will mature; (iv) the rate or rates (which may be either fixed or variable), and/or the method of determination of such rate or rates, per annum at which the Offered Bonds will bear interest; (v) the times at which such interest will be payable;
(vi) the place where the principal of and interest on the Offered Bonds will be payable; (vii) the denominations in which the Offered Bonds are authorized to be issued; (viii) redemption terms, if any; (ix) whether the Offered Bonds will be issued in registered form, in bearer form or both; (x) whether all or a portion of the Offered Bonds will be issued in global form; and (xi) any other terms or provisions relating to such Offered Bonds which are not inconsistent with the provisions of the Mortgage.

          The Mortgage does not contain any covenants or other provisions that are specifically intended to afford holders of the New Bonds special protection in the event of a highly leveraged transaction.

          If designated in the Prospectus Supplement, a particular series of Offered Bonds may be issued initially in global form under a book-entry only system and registered in the name of CEDE & Co., as registered bondholder and nominee for DTC. DTC will act as securities depository for any Offered Bonds initially issued in global form. Individual purchases of Book-Entry Interests (as herein defined) in such Offered Bonds will be made in book-entry form. Purchasers of Book-Entry Interests in Offered Bonds will not receive certificates representing their interests in such Offered Bonds. So long as CEDE & Co., as nominee of DTC, is the bondholder, references herein to the bondholders or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in Offered Bonds.

          Book-Entry Only System. DTC advises that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants (the "DTC Participants") and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

          DTC Participants purchasing Book-Entry Interests in any Offered Bonds will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such Offered Bonds, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in an Offered Bond (the "Book-Entry Interests") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests will receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by DTC and by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any Offered Bonds except as described below upon the resignation of DTC.

          Under the Mortgage, payments made by the Trustee to DTC or its nominee will satisfy the Company's obligations under the Mortgage to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the Trustee to be, and will not have any rights as, holders of first mortgage bonds under the Mortgage.

          NEITHER THE COMPANY NOR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF THE TRUSTEE AS BEING A BONDHOLDER WITH RESPECT TO: (1) ANY OFFERED BONDS;
(2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY INTEREST IN RESPECT OF THE PRINCIPAL OF OR INTEREST ON SUCH OFFERED BONDS; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY INTEREST WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE MORTGAGE TO BE GIVEN TO BONDHOLDERS; (5) THE SELECTION OF THE OWNERS OF A BOOK-ENTRY INTEREST TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF ANY OFFERED BONDS; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS BONDHOLDER.

          Principal and redemption price of, and interest payments on Offered Bonds registered in the name of DTC or its nominee will be made to DTC or such nominee, as registered owner of such Offered Bonds. Disbursal of such payments to the owners of Book-Entry Interests is the responsibility of DTC, the DTC Participants and, where appropriate, Indirect Participants. Upon receipt of moneys, DTC's current practice is to credit the accounts of the DTC Participants immediately in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC, the Company or the Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

          DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the Offered Bonds in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in Offered Bonds, as nominee, may desire to make arrangements with such DTC Participant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices or other communications to or by DTC which may affect such person forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

          Purchasers, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Participants or others who act for the ultimate Book-Entry Interest owner. The Trustee and the Company have no role in those purchases, transfers or sales.

          Owners of Book-Entry Interests may be charged a sum sufficient to cover any tax, fee, or other governmental charge that may be imposed in relation to any transfer or exchange of a Book-Entry Interest.

          The Trustee will recognize and treat DTC (or any successor securities depository) or its nominee as the holder of Offered Bonds registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies, and voting. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of the Trustee or the Company.

          The Trustee, so long as a book-entry system is used for the Offered Bonds, will send any notices required by the Mortgage to be sent to holders of such Offered Bonds only to DTC (or such successor securities depository)
or its nominee.   Any failure of DTC to advise any DTC Participant, or of any
DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the Offered Bonds called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the Offered Bonds to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called will be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once such Offered Bonds are redeemed.

          The Company and the Trustee cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on Offered Bonds made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

          The Company understands that the current "Rules" applicable to DTC are on file with the Securities and Exchange Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

          If DTC is at any time unwilling or unable to continue as depository, and a successor depository is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the Offered Bonds held by DTC or its nominee. In addition, if the Company so determines, an owner of a Book-Entry Interest may, on terms acceptable to the Company and DTC, exchange such Book-Entry Interest for a certificate. In any such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates
registered in its name.   Individual certificates so issued will be issued in
denominations of $1,000 or any multiple thereof.

          Form and Exchanges. Unless otherwise set forth in the Prospectus Supplement, New Bonds in definitive form will be issued only as registered bonds without coupons in denominations of $1,000 or any multiple thereof authorized by the Company. New Bonds will be exchangeable for a like aggregate principal amount of the same series of New Bonds of other authorized denominations, and will be transferable, at the office or agency of the Company in New York City, and at such other office or agency of the Company as the Company may from time to time designate, in either case without payment, until further action by the Company, of any charge other than for any tax or taxes or other governmental charge required to be paid by the Company. Unless otherwise set forth in the Prospectus Supplement, Bankers Trust Company will act as agent for payment, registration, transfer and exchange of the New Bonds in New York City.

          Interest and Payment. Reference is made to the Prospectus Supplement for the interest rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates of the Offered Bonds and the date or dates on which such interest is payable. Unless otherwise specified in the Prospectus Supplement, principal and interest are payable in U.S. dollars at Bankers Trust Company in New York City.

          Redemption and Purchase of New Bonds. The New Bonds may be redeemable, in whole or in part, on not less than 30 days' notice (a) at specified regular redemption prices, if any, if redeemed at the option of the Company, or (b) at specified special redemption prices, if any, if redeemed with cash deposited under the maintenance provisions of the Mortgage (Section
43) or by the use of proceeds of property released pursuant to the eminent domain provisions of the Mortgage (Section 67). Reference is made to the Prospectus Supplement for the redemption terms, if any, of the Offered Bonds.

          Priority and Security. The New Bonds will rank pari passu as to security with the bonds of the other series outstanding under the Mortgage, which, in the opinion of the Director-General Counsel of the Company, is a direct first lien, subject only to excepted encumbrances (as defined in the Mortgage, Section 2), on substantially all of the properties and franchises of the Company used and useful in its public utility business (the principal properties being its generating plants and its electric transmission and gas distribution systems), other than cash, accounts and notes receivables, securities and any materials, supplies or equipment manufactured or acquired for the purpose of sale or resale in the usual course of business.

          The Mortgage contains provisions subjecting to the lien thereof any property, other than property of the kind excepted above, acquired by the Company after the date of delivery of the Mortgage.

          The Mortgage permits the acquisition of property subject to prior liens existing at the time of acquisition, but the Mortgage (Section 30) provides that no bonds may be authenticated nor funded cash be withdrawn nor funded property be released upon the basis of any property additions (as defined in the Mortgage, Section 4) subject to prior liens unless money is deposited for the purchase, payment or redemption of the prior lien bonds secured by such prior liens.

          By Section 32 of the Mortgage, bonds issued upon the basis of specially classified properties (as defined in the Mortgage, Section 6, i.e., property additions other than electric, gas or steam properties, or property additions not located in Illinois and not connected with the Company's system), and certain other items, shall not exceed 15% of the principal amount of bonds outstanding under the Mortgage.

          Issuance of Additional Bonds. The Mortgage permits the issuance of additional bonds (a) to the extent of 60% of the cost or then fair value to the Company, whichever is less, of unfunded property additions (as defined in the Mortgage, Section 4 and 5) (Section 28), (b) in an amount equal to the principal amount of bonds authenticated and delivered under the Mortgage which have been paid, retired, redeemed or canceled (Section 34) or (c) upon the deposit of cash equal to the principal amount of bonds requested (Section
35). Deposited cash may be withdrawn in lieu of the authentication of bonds to which the Company would otherwise be entitled or against 60% of unfunded property additions certified to the Trustee or against the deposit of bonds or may be applied to the purchase or redemption of bonds (Section 36 and 37).

          Additional bonds may not be authenticated under (a) or (c) above (or under certain circumstances under (b) above) unless net earnings (as defined in the Mortgage, Section 9) for twelve consecutive months within the fifteen preceding calendar months shall have been at least equal to twice the annual interest requirements on, or at least 12% of, the principal amount of all bonds outstanding, including those proposed to be authenticated and all outstanding prior lien indebtedness (Section 31). Net earnings are computed before charges for renewals, replacements and depreciation but after deducting the amount by which 15% of the gross operating revenues during such period exceed the amount expended for current repairs and maintenance. The aggregate cost of electric energy, gas and steam purchased for resale is deducted in computing gross operating revenues. Under the Mortgage, the Company could issue approximately $130 million of additional bonds upon the basis of unfunded property additions at September 30, 1994.

          Maintenance Provisions. The Mortgage (Section 43) provides for the annual deposit with the Trustee of cash or bonds (or in lieu thereof the certification of unfunded property additions) equal to the amount, if any, by which 15% of the gross earnings (as defined in the Mortgage, Section 43) during the preceding calendar year exceeds the aggregate amounts expended during such period for repairs, maintenance and replacements. The aggregate cost of electric energy, gas and steam purchased for resale is deducted in computing gross earnings. A credit balance established in any year may be carried forward and utilized to meet the requirements during a later period or to effect the withdrawal of deposited cash or bonds or to unfund property previously certified.

          Release and Substitution of Property. The Mortgage (Section 65) provides that, subject to various limitations, property may be released from the lien thereof, whether or not sold or otherwise disposed of by the Company, upon the basis of cash deposited with the Trustee, purchase money obligations or bonds delivered to the Trustee, prior lien bonds delivered to the Trustee or reduced or assumed, or unfunded property additions certified to the Trustee.

          The Mortgage (Section 67) permits the cash proceeds of released property to be withdrawn against unfunded property additions certified to the Trustee or against the deposit of bonds or the deposit or reduction of prior lien bonds or to be applied to the purchase or redemption of bonds.

          Restrictions on Common Stock Dividends. The Articles of Incorporation, as amended, of the Company provide that no dividends shall be paid on the Company's common stock out of paid-in surplus or any surplus created by a reduction of stated capital or capital stock, or out of earned surplus if at the time of declaration there shall not remain to the credit of earned surplus account (after deducting therefrom the amount of such dividends) an amount at least equal to two times the annual dividend requirements on all then outstanding shares of the Company's Preferred Stock and the Company's Class A Preferred Stock. The amount of earned surplus so restricted at September 30, 1994 was $6,317,219.

          Regarding the Trustee. Bankers Trust Company, New York, New York, is the Trustee under the Mortgage. Such bank is a depositary of the Company, and the Company from time to time makes short-term borrowings from such bank.

          Enforcement Provisions. The Mortgage (Section 73) provides that, upon the occurrence of certain events of default, the Trustee or the holders of 20% in principal amount of outstanding bonds may declare the principal of all outstanding bonds immediately due and payable, but that, upon the curing of any such default, the holders of a majority in principal amount of outstanding bonds may annul such declaration and its consequences.

          The holders of a majority in principal amount of outstanding bonds may direct the method and place of conducting any proceeding for the enforcement of the Mortgage (Section 77). No holder of any bond has any right to institute any proceeding to enforce the Mortgage or any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a default and the holders of 20% in principal amount of outstanding bonds shall have requested the Trustee to take action and offered to the Trustee indemnity against costs, expenses and liabilities (Section
87). The Trustee is required to take notice of or to take action in respect of any default or otherwise, or toward the execution or enforcement of any of the trusts created under the Mortgage, or to institute, appear in or defend any suit or other proceedings in connection therewith, only if requested in writing by the holders of a majority in principal amount of the bonds then outstanding and if properly indemnified to its satisfaction (Section 100).

          Modification of Mortgage. The Mortgage currently provides for the amendment or modification of the Mortgage in only limited respects, none of which may have an adverse effect upon holders of then outstanding bonds. The Company, in the Supplemental Indenture, reserves the right, without any consent or other action by holders of the New Bonds, or any subsequent series of bonds, to amend the Mortgage to provide that the Mortgage, the rights and obligations of the Company and the rights of the bondholders may be modified with the consent of the holders of not less than 60% in principal amount of the bonds adversely affected; provided, however, that no modification shall
(1) extend the time, or reduce the amount, of any payment on any bond, without the consent of the holder of each bond so affected, (2) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Mortgage, without the consent of the holders of all bonds then outstanding, or (3) reduce the above percentage of the principal amount of bonds, the holders of which are required to approve any such modification, without the consent of the holders of all bonds then outstanding.

          Defaults and Notice Thereof. By Section 73 of the Mortgage, the following events are defined as "completed defaults": default in the payment of principal of any bond; default for 90 days in the payment of interest on any bond; default in the payment of principal or interest on prior lien bonds; default in the covenants with respect to bankruptcy, insolvency or receivership; and default for 90 days after notice in the performance of other covenants. By Section 59 of the Mortgage, a failure by the Company to deposit or direct the application of money for the redemption of bonds called for redemption also constitutes a completed default under the Mortgage. The Trustee may withhold notice of default (except in payment of principal, interest or any fund for the retirement of bonds) if the Trustee determines that it is in the interests of the bondholders (Supplemental Indenture dated as of April 1, 1940, Article Three, Section 5).

          Evidence as to Compliance with Conditions and Covenants. The Mortgage requires the Company to furnish to the Trustee, among other things, a certificate of officers and an opinion of counsel as evidence of compliance with conditions precedent provided for therein; a certificate of an engineer (who, in certain instances, must be an independent engineer) with respect to the fair value of property certified or released; and a certificate of an accountant (who, in certain circumstances, must be an independent public accountant) as to compliance with the net earnings requirement. Various certificates and other documents are required to be filed periodically or upon the happening of certain events. These include an annual certificate as to the absence of any default under the Mortgage.

          Discharge of Mortgage. The Mortgage (Section 114) provides that, whenever all indebtedness secured thereby shall have been paid, the Company may instruct the Trustee to cancel and discharge the lien of the Mortgage. Under the Mortgage, money deposited with the Trustee for the purchase, payment or redemption of bonds shall be deemed paid with respect to such bonds.
                                   EXPERTS

          The financial statements of the Company and supplemental financial statement schedules included in the Company's latest Annual Report on Form 10-K incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report included in the Company's latest Annual Report on Form 10-K. The financial statements and supplemental financial statement schedules thereto included in the Company's latest Annual Report on Form 10-K are incorporated by reference herein in reliance upon the authority of that firm as experts in accounting and auditing in giving said report.

          The statements made as to matters of law and legal conclusions in the documents incorporated by reference herein as set forth under "Description of New Bonds" herein have been reviewed by Timothy W. Kirk, Esq., Director-General Counsel of the Company, and are set forth in reliance upon his opinion as an expert.


                                LEGAL OPINIONS

          The legality of the securities offered hereby will be passed upon for the Company by Timothy W. Kirk, Esq., Director-General Counsel of the Company, and by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, counsel to the Company, and for any underwriter, dealer or agent by Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois.


                             PLAN OF DISTRIBUTION

          The Company may sell the New Bonds in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Bonds sets forth the terms of the offering of the Offered Bonds, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Bonds and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If underwriters are used in the sale, such New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters as may be designated by the Company, or directly by one or more of such firms. The underwriter or underwriters with respect to a particular underwritten offering of Offered Bonds are named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriter or underwriters to purchase the Offered Bonds will be subject to certain conditions precedent, and the underwriter or underwriters will be obligated to purchase all the Offered Bonds if any are purchased except that, in certain cases involving a default by one or more underwriters, less than all of the Offered Bonds may be purchased.

          Offered Bonds may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Bonds in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

          If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase Offered Bonds from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

          Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.


          No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus or, with respect to particular Offered Bonds, the Prospectus Supplement relating thereto, and, if given or made, such information or representations must not be relied upon as having been authorized by the
Company or any underwriter, dealer or agent.   Neither the delivery of this
Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or thereof. This Prospectus and any Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Filing fee-Securities
            and Exchange Commission . . . . . . . . . . . .         $22,414
          Trustee's fee . . . . . . . . . . . . . . . . . .          40,000
          Printing of registration statement,
            prospectus, etc.  . . . . . . . . . . . . . . .           2,500
          Fees of counsel . . . . . . . . . . . . . . . . .          71,000
          Illinois Commerce Commission fee  . . . . . . . .          58,000
          Auditor's fee . . . . . . . . . . . . . . . . . .          15,000
          Rating Agency fees  . . . . . . . . . . . . . . .          20,000
          Miscellaneous . . . . . . . . . . . . . . . . . .          12,086
                                                                     ------
               Total  . . . . . . . . . . . . . . . . . . .        $241,000
                                                                  =========


Item 15.  Indemnification of Directors and Officers.

          The Bylaws of the Company provide for the indemnification of any person who, by reason of such person's status as a director or officer of the Company (i) was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Company), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful, and (ii) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter in an action or suit by or in the right of the Company as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

          The Company has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Officers and directors of the Company are covered under this policy for certain other liabilities and expenses.


Item 16.  Exhibits.

1            -  Form of Underwriting Agreement or Sales Agency Agreement, as
                applicable (to be filed under cover of Form 8-K).

2(a)<f*>     -  Articles of Incorporation, as amended, of the Company.
                (Designated in Form 10-K for the year ended December 31, 1980, File No. 1-2732, as Exhibit 3.)

2(b)<f*>     -  Indenture of Mortgage and Deed of Trust between Illinois
                Power Company and Bankers Trust Company, as Trustee, dated as of April 1, 1933, Supplemental Indenture between the same parties dated as of June 30, 1933, Supplemental Indenture between the Company and Bankers Trust Company, as Trustee, dated as of July 1, 1933 and Supplemental Indenture between the same parties dated as of January 1, 1935, securing First
                Mortgage Bonds, and indentures supplemental to the foregoing through November 1, 1994. (Designated in Registration No. 2-
                1937 as Exhibit B-1, in Registration No. 2-2093 as Exhibit B-
                1(a), in Form 8-K for April 1940, File No. 1-2732-2, as
                Exhibit A, in Form 8-K for December 1949, File No. 1-2732-2, as Exhibit A, in Form 8-K for December 1951, File No. 1-2732, as Exhibit A, in Form 8-K for July 1957, File No. 1-2732, as
                Exhibit A, in Form 8-K for July 1958, File No. 1-2732, as
                Exhibit A, in Form 8-K for March 1960, File No. 1-2732, as
                Exhibit A, in Form 8-K for September 1961, File No. 1-2732, as Exhibit B, in Form 8-K for March 1963, File No. 1-2732, as
                Exhibit A, in Form 8-K for February 1966, File No. 1-2732, as
                Exhibit A, in Form 8-K for March 1967, File No. 1-2732, as
                Exhibit A, in Form 8-K for August 1970, File No. 1-2732, as
                Exhibit A, in Form 8-K for September 1971, File No. 1-2732;
                as Exhibit A, in Form 8-K for September 1972, File No. 1-
                2732, as Exhibit A, in Form 8-K for April 1974, File No. 1-
                2732, as Exhibit 2(b), in Form 8-K for June 1974, File No. 1-
                2732, as Exhibit A, and in Form 8-K for March 1975, File No.
                1-2732, as Exhibit A, in Form 8-K for May 1976, File No. 1-
                2732, as Exhibit A, in Form 10-Q for the quarter ended June
                30, 1978, File No. 1-2732, as Exhibit 2, in Form 10-K for the year ended December 31, 1982, File No. 1-2732, as Exhibit
                (4)(b), in Form 8-K dated January 30, 1992, File No. 1-2732, as Exhibit (4), in Form 8-K dated January 29, 1993, File No.
                1-2732, as Exhibit (4) and in Registration Statement No. 33-
                56502, as Exhibits 2(c)(1), 2(c)(2) and 2(c)(3).

2(c)         -  Form of Supplemental Indenture.

2(d)         -  Form of New Bond is contained in the form of Supplemental
                Indenture, Exhibit 2(c), to which reference is hereby made.

5            -  Opinion of Timothy W. Kirk, Esq., Director-General Counsel of
                the Company.

12           -  Computation of ratio of earnings to fixed charges.

23(a)        -  Consent of Arthur Andersen LLP.

23(b)        -  Consent of Timothy W. Kirk, Esq. is contained in his opinion filed as Exhibit 5.

24           -  Power of Attorney.

25           -  Statement on Form T-1 of Bankers Trust Company.

- ------------------
[FN]
<f*>  Incorporated herein by reference.


Item 17.  Undertakings.

             The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
             (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; or
             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection
             (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, which are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                Each person whose signature appears below hereby authorizes the agent for service named in the registration statement to execute in the name of each such person, and to file, an amendment to the registration statement pursuant to the above undertaking, which amendment may make such other changes in the registration statement as the registrant deems appropriate.

                                  SIGNATURES

             Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on the 3rd day of November, 1994.

                CENTRAL ILLINOIS COMPANY


                       * R.W. SLONE
                ---------------------------------
                (R.W. Slone, Chairman of the Board,
                 President and Chief Executive Officer)

                Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                   Title                 Date
          ---------                   -----                 ----


        * R.W. SLONE         Chairman of the Board,  November 3, 1994
         ------------        President and Chief
        (R.W. Slone)           Executive Officer

      * T.S. ROMANOWSKI      Vice President and      November 3, 1994
       -----------------       Chief Financial
      (T.S. Romanowski)        Officer

      * R.L. BEETSCHEN       Controller              November 3, 1994
       ----------------
      (R.L. Beetschen)

         * M. ALEXIS         Director                November 3, 1994
          -----------
         (M. Alexis)

        * J.R. BRAZIL        Director                November 3, 1994
         -------------
        (J.R. Brazil)

        * W. BUNN III        Director                November 3, 1994
         -------------
        (W. Bunn III)

                             Director                November 3, 1994
         -------------
        (D.E. Connor)

         * W.M. SHAY         Director                November 3, 1994
          -----------
         (W.M. Shay)

        * K.E. SMITH         Director                November 3, 1994
         ------------
        (K.E. Smith)

        *R.N. ULLMAN         Director                November 3, 1994
         ------------
        (R.N. Ullman)

        * J.F. VERGON        Director                November 3, 1994
         -------------
        (J.F. Vergon)

       * M.M. YEOMANS        Director                November 3, 1994
        --------------
       (M.M. Yeomans)

 *By  J.H. BYINGTON, JR.                             November 3, 1994
    ---------------------
    (J.H. Byington, Jr.,
      Attorney-in-fact)